Exhibit 99.10

FINAL – 02/01/2013

LOAN AGREEMENT

THIS LOAN AGREEMENT (the “Loan Agreement”), dated as of February 1, 2013 is entered into by and between SECUREALERT, INC., a Utah corporation, having its principal place of business at 150 W. Civic Center Drive, Suite 100, Sandy, Utah 84070 (the “Borrower”) and SAPINDA ASIA LIMITED a British Virgin Islands corporation with its offices at rooms 803-4, 8/F, Hang Seng Bank Building, 200 Hennessy Road, Wanchai, Hong Kong (the “Lender”).

WHEREAS, Borrower desires to borrow from Lender an amount of up to One Million Two Hundred Thousand U.S. Dollars ($1,200,000.00) and Lender is willing to lend said amount to Borrower;

NOW, THEREFORE, the parties, in consideration of the mutual agreements contained herein, agree as follows:

SECTION 1.                            THE LOAN

1.1                               Subject to the terms and conditions set forth herein, Lender shall lend to Borrower up to the aggregate principal amount of One Million Two Hundred Thousand U.S. Dollars ($1,200,000.00) with interest at the rate of three percent (3%) per annum for undrawn funds and ten percent (10%) per annum for drawn funds, all payable at the Maturity Date (as hereinafter defined). Upon Borrower signing an applicable note(s) (the “Note(s)”) in substantially the form attached hereto as Schedule “I” and the satisfaction of the conditions set forth in Section 6, the Loan shall be funded by Lender as follows: (i) Borrower shall deliver to Lender a Notice of Borrowing and Promissory Note ten (10) business days prior to the date additional funds are needed and Lender shall deliver the funds requested on the date requested in the Notice of Borrowing, up to the total amount hereunder (collectively the “ Loan”). Notwithstanding the forgoing Borrower shall not be entitled to draw down any funds under this instrument until all funds under its current $16,640,000 agreement with Lender has been fully funded by Lender and used by Borrower.

1.2                               Borrower shall have the right to prepay the Note(s), in whole, at any time before the Maturity Date by paying to Lender the principal amount together with all accrued and unpaid interest under the Note(s), as of the date of such prepayment.

1.3                               The term of the Loan shall be begin on the date hereof and run through midnight Mountain Time on June 30, 2014 (the “Maturity Date”).

SECTION 2.                            METHOD OF PAYMENT

All sums, including all principal, interest and fees, payable to the Lender shall be paid in U.S. Dollars to the Lender’s account JPMorgan Chase Bank, New York; BIC CHASUS33; A/C: 544-732920; A/C Kas Bank; BIC: KASANL2A; A/C 22.30.15.474 or such other account designated by the Lender in writing. All amounts advanced to Borrower under the Loan shall be in U.S. Dollars and wired to Borrower’s account at Zions National Bank, in Salt Lake City, Utah. Borrower shall provide appropriate account information to Lender in writing.

SECTION 3.                            REPRESENTATIONS AND WARRANTIES

The Borrower represents warrants and agrees that on the date hereof and on the date of each borrowing as set forth in Section 1.1 above:

3.1                               It is a corporation duly organized, legally existing and in good standing under the laws of the State of Utah, and is duly qualified as a foreign corporation in all jurisdictions where the failure to so qualify would have a material adverse effect on the business of Borrower.

3.2                               The execution, delivery and performance of this Loan Agreement, the Note(s) and all certificates, and other documents required to be delivered or executed in connection herewith (collectively the “Loan Documents”) have been duly authorized by all necessary corporate action of Borrower, the individual or individuals executing the Loan Documents were duly authorized to do so. The Loan Documents constitute legal, valid and binding obligations of the Borrower, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization or other similar laws generally affecting the enforcement of the rights of creditors.

3.3                               The Loan Documents do not and will not violate any provisions of its articles of incorporation, bylaws or any contract, agreement, law, regulation, order, injunction, judgment, decree or writ to which the Borrower is subject.

3.4                               The execution, delivery and performance of the Loan Documents do not require the consent or approval of any other person or entity including, without limitation, any regulatory authority or governmental body of the United States or any state thereof or any political subdivision of the United States or any state thereof.

3.5                               Except as previously disclosed to Lender, as of the date hereof no fact or condition exists that would (or could, with the passage of time, the giving of notice, or both) constitute an Event of Default under this Loan Agreement or any of the Loan Documents and no event which has or had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing. For purposes of this Loan Agreement “ Material Adverse Effect” means a material adverse effect upon the business, operations, properties, assets or financial condition of Borrower.

3.6                               The Borrower does not maintain, or have any actual or contingent liability under, an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act 1974 as amended by the United States of America.

SECTION 4.                            DEFAULT

The occurrence of any one or more of the following events (herein called “Events of Default”) shall constitute a default hereunder and under the Note(s):

4.1                               The Borrower defaults in any payments of principal or interest payable under this Loan Agreement, the Note(s), or any of the other Loan Documents and such default continues for more than thirty (30) calendar days after the due date thereof;

4.2                               The Borrower defaults in the payment or performance of any other covenants or obligations of the Borrower hereunder or under the Note(s) or the Loan Documents for more than thirty (30) calendar days after the Lender has given notice of such default to the Borrower;

4.3                               Any representations or warranty made herein by the Borrower shall prove to have been false or misleading in any material respect;

4.4                               The making of an assignment by Borrower for the benefit of its creditors or the admission by Borrower in writing of its inability to pays it debts as they come due, or the insolvency of Borrower, or the filing by Borrower of a voluntary petition in bankruptcy, or the adjudication of Borrower as a bankrupt, or the filing by Borrower of any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future statute, law or regulation, or the filing of any answer by Borrower admitting, or the failure by Borrower to deny, the material allegations of a petition filed against it for any such relief, or the seeking or consenting by Borrower to, acquiescence by Borrower in, the appointment of any trustee, receiver or liquidator of Borrower or of all or any substantial part of the properties of Borrower, or the inability of Borrower to pay its debts when due, or the commission by borrower of any act of bankruptcy as defined in the Federal Bankruptcy Act, as amended;

4.5                               The failure by Borrower, within ninety (90) days after the commencement of any proceeding against Borrower seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any proceeding or, within ninety (90) days after the appointment, without the written consent or acquiescence of Lender, or any trustee, receiver or liquidator of Borrower or of all or any substantial part of the properties of Borrower, to vacate such appointment;

4.6                               Any Loan Document shall (except in accordance with its terms and other than as a result of acts or omissions of the Lender), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower; the Borrower shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or

4.7          Except for delinquent obligations as of the date hereof, the default by Borrower under any (i) other notes, (ii) equipment lease, (iii) other agreement for borrowed money, (iv) other agreement made between Borrower and Lender, or (v) other agreement that could have a material adverse effect on the Borrower.

SECTION 5.                            REMEDIES

Upon the occurrence hereof of any one or more Events of Default, Lender shall provide written notice of such Event of Default to Borrower who shall have thirty (30) days to cure such Event(s) of Default. If Borrower fails to cure such Event of Default, Lender at its option:

(a)                                 may declare the Loan to be accelerated and immediately due and payable, whereupon the unpaid principal, accrued interest and fees under the Note(s) shall become immediately due and payable;

(b)                                 extend any portion of the Loan for a period not to exceed six (6) months from the date of the Event of Default; or

(c)                                  refuse to make additional advances under the Loan.

The rights, powers and remedies of Lender hereunder shall be cumulative and shall be in addition to (and not in lieu of) all rights, powers and remedies given by statute or rule of law. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election or remedies with respect to any other rights, powers and remedies of Lender.

The Borrower must pay immediately on demand to the Lender all costs and expenses incurred by the Lender, attorney, manager, delegate, sub-delegate, agent or other person appointed by the Lender for the purposes enforcing its rights under this Loan Agreement, the Note(s) or any other Loan Document. The Borrower hereby agrees to indemnify and hold harmless the Lender and each of its affiliates and their officers, directors, employees, agents, advisors and representatives (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, the fees and expenses of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with the transactions contemplated by this Loan Agreement, the Note(s) and the other Loan Documents or any use made or proposed to be made with the proceeds of the Loan, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. The Borrower further agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Borrower or its shareholders or creditors for or in connection with the transactions contemplated by this Loan Agreement, the Note(s) and any other Loan Documents.

SECTION 6.                            CONDITIONS PRECEDENT

The obligation of the Lender to fund the Loan hereunder is subject to the fulfillment of the following conditions precedent prior to the proposed date of the proposed Loan funding (except as otherwise indicated below) and the continued fulfillment of such conditions:

(a)                                 Lender shall have received from Borrower (i) an executed Note(s), (ii) an executed counterpart of this Loan Agreement, and (iii) an executed Notice of Borrowing.

(b)                                 As of the date hereof no fact or condition exists that would (or could, with the passage of time, the giving of notice, or both) constitute an Event of Default under this Loan Agreement or any of the Loan Documents.

SECTION 7.                            FAILURE OF LENDER TO FUND

7.1                               If Lender fails to timely fund to Borrower after Borrower has complied with paragraph 1.1 above and has complied with all other provisions established therein the Lender failing to provide funds or failing to timely provide funds shall be a Lender default of this Loan Agreement.

7.2                               If Lender is in default pursuant to this Section 7, Lender shall have three (3) calendar days from the date specified for funding in the Notice of Borrowing or the schedule in paragraph 1.1 above to cure its default.

7.3                               Default by Lender which remains uncured after the 3 calendar day period mentioned above, shall result in penalties of $1,000 per day which shall accrue until such Lender default is cured.

SECTION 8.                            MISCELLANEOUS

8.1                               (a) This Loan Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the provisions of conflicts of law that may result in the application of the substantive laws of another jurisdiction. The Borrower hereby submits to the nonexclusive jurisdiction of the state or federal courts located in the State of New York, for the purposes of all legal proceedings arising out of or relating to the Loan Documents or the transactions contemplated thereby. The Borrower hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Nothing herein shall affect the right to serve process in any other manner permitted by applicable law or any right to bring legal action or proceedings in any other competent jurisdiction.

(b) THE BORROWER AND THE LENDER HEREBY EACH IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE LOAN OR THE ACTIONS OF LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

8.2                               Whenever possible, each provision of this Loan Agreement, shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Loan Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Loan Agreement.

8.3                               Any notice, request and other communication to any party required or given hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received), delivered to the address set forth in the first paragraph of this Loan Agreement or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto and shall be deemed properly given upon the earlier of: (i) the first business day after transmission by facsimile or e-mail or upon hand delivery or deposit with an overnight express service or overnight mail delivery service; (ii) or three (3) days after mailed, postage prepaid, in each case, addressed to the designated recipient at its address set forth herein or such other address as such party may advise the other party by notice given in accordance with this provision.

8.4                               Lender and Borrower acknowledge that there are no agreements or understandings, written or oral, between Lender and Borrower with respect to the Loan, other than as set forth herein, in the Note(s) and other Loan Documents and that this Loan Agreement, the Note(s) and other Loan Documents contain the entire agreement between Lender and Borrower with respect thereto. None of the terms of this Loan Agreement, the Note(s) and the other Loan Documents may be amended except by an instrument executed by each of the parties hereto.

8.5                               No omission, or delay, by Lender at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, or provisions hereof by Borrower at any time designated, shall be a waiver of any such right or remedy to which Lender is entitled, nor shall it in any way affect the right of Lender to enforce such provisions thereafter nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

8.6                               All agreements, representations and warranties contained in this Loan Agreement or in any Loan Documents delivered pursuant hereto or in connection herewith shall be for the benefit of Lender and shall survive execution and delivery of this Loan Agreement and the expiration or other termination of this Loan Agreement.

8.7                               This Loan Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Each party hereto agrees to accept facsimile or other electronic signatures as an original and fully enforceable.

8.8                               Borrower shall not assign its obligations under this Loan Agreement or any of the other Loan Documents without Lender’s written consent, which consent shall not be unreasonably withheld.

Any such attempted assignment without Lender’s consent shall be deemed void and of no effect. Any assignment by Borrower in connection with a “Merger” shall be subject to the Lender’s prior consent, which consent shall not be unreasonably withheld. Any consent granted by Lender shall be conditioned upon such surviving entity or transferee assuming all of Borrower’s obligations hereunder pursuant to assignment documents reasonably acceptable to Lender.

For purposes of this Loan Agreement, a “Merger” shall mean any consolidation or merger of the Borrower with or into any other corporation or entity, any sale or conveyance of all or substantially all of the assets or stock of the Borrower by or to any other person or entity in which Borrower is not the surviving entity.

8.9                               The Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the USA Patriot Act. The Borrower agrees that it will provide the Lender with such information as it may request in order for the Lender to satisfy the requirements of the USA Patriot Act.

8.10                        This Loan Agreement shall be effective on the date each of the parties hereto has executed this instrument and returned such signature to Borrower. The parties hereto shall be fully bound and legally obligated to perform as of that date. Notwithstanding the foregoing, the parties hereto agree to execute this Loan Agreement no later than 5:00 PM Eastern Time on February 1, 2013.

[SIGNATURES ON FOLLOWING PAGE[

IN WITNESS WHEREOF, this Loan Agreement has been duly executed and delivered as of the date first above written.

SecureAlert, Inc.

By:	/s/ George Schmitt
George Schmitt
Executive Committee, Acting CEO

By:	/s/ Winfried Kunz
Winfried Kunz
Executive Committee, Acting CEO

Lender: Sapinda Asia Limited
Total Loan Amount: $1,200,000.00

By:	/s/ Lars Windhorst
Lars Windhorst
Its:	CEO

EXHIBIT “A”

NOTICE OF BORROWING (FORM)

TO:	Sapinda Asia Limited

FROM:	SecureAlert, Inc.

Date:	, 201

Dear Sirs,

1.                                      We refer to the Loan Agreement dated February 1, 2013, as may be amended from time to time (the “Loan Agreement”) and made between SecureAlert, Inc. as Borrower and yourself as Lender

2.                                      Pursuant to the Loan Agreement, Borrower hereby gives you notice that it requests to drawdown from the Loan on                        (date of drawdown) the amount of $                  upon the terms and subject to the conditions set out in the Loan Agreement.

3.                                      Borrower confirms and attests, as of the date hereof, that the representations and conditions precedent set out in the Loan Agreement have been satisfied, and shall continue to be as of the date of drawdown.

4.                                      The proceeds of this drawdown shall be used as described in the attached Use of Proceeds.

Sincerely yours,

Name:
Title:
SecureAlert, Inc.

SCHEDULE “1”

FORM OF PROMISSORY NOTE

$	Date: , 201 -
Maturity Date: June 30, 2014

FOR VALUE RECEIVED, SecureAlert, Inc., a Utah corporation (the “ Borrower”) hereby promises to pay to the other of                                                                 (the “ Lender”) at                                                                                              , or such other place or payment as the holder of this Note may specify from time to time in writing, in lawful money of the United States of America, the principal amount of                                Dollars ($                          ) together with interest at the rate of ten percent (10%) per annum from the date of this Note until paid in full.

All unpaid principal, accrued and unpaid interest shall be due and payable to Lender on the Maturity Date referenced above.

This Note is the Note referenced in, and is executed and delivered in connection with, that certain Loan Agreement dated as of February 1, 2013 by and between Borrower and Lender (as the same may be amended, restated, amended and restated, refinanced, modified or supplemented in accordance with its terms, the “Loan Agreement”), and Lender is entitled to the benefit and terms of the Loan Agreement and any other Loan Documents, to which reference is made for a statement of the terms and conditions thereof. All terms defined in the Loan Agreement shall have the same definitions when used herein, unless otherwise defined herein.

Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest and any other notice as permitted under applicable law.

This Note shall be governed by and construed and enforced in accordance with, the laws of the State of New York, excluding any conflicts of law rules or principles that would case the application of the laws of any other jurisdiction.

BORROWER

SecureAlert, Inc.

By:
Name:
Title